Comparison of change in value of $10,000 investment in Dreyfus Pennsylvania Intermediate Municipal Bond Fund and the Lehman Brothers 10-Year Municipal Bond Index

EXHIBIT A:

              Dreyfus       Lehman
           Pennsylvania    Brothers
           Intermediate     10-Year
  PERIOD    Municipal      Municipal
               Bond          Bond
               Fund         Index *

 12/16/93     10,000        10,000
 11/30/94      9,942         9,354
 11/30/95     11,580        11,089
 11/30/96     12,170        11,717
 11/30/97     12,982        12,544
 11/30/98     13,859        13,561
 11/30/99     13,678        13,504
 11/30/00     14,688        14,537

* Source: Lipper Inc.